EXHIBIT 10.6

EXECUTION VERSION

MARTOM PROPERTIES, LLC, LESSOR
GRIFFIN INDUSTRIES, INC., LESSEE
BUTLER, PENDLETON COUNTY, KENTUCKY

GROUND LEASE

THIS GROUND LEASE (this “Lease”) is entered into effective as of December 17, 2010, by and between MARTOM PROPERTIES, LLC, a Kentucky Limited Liability Company (“Lessor”) and GRIFFIN INDUSTRIES, INC., a Kentucky corporation (“Lessee”), as follows:

1.    Leased Premises.  Lessor hereby leases to Lessee the premises located in Pendleton County, Kentucky described in Exhibit A attached hereto.  All buildings and other improvements and fixtures located thereon as of the date hereof and from time to time during the term of this Lease are the property of Lessee and shall remain the property of Lessee throughout the term of this Lease.  This Lease is a ground lease.

2.    Term.

2.1 The initial term of this Lease shall be 30 years, commencing December 17, 2010 and ending December 16, 2040.

2.2 Lessee shall have the option to renew this Lease for 2 additional terms of 10 years each, the first commencing upon the expiration of the initial term, the second commencing upon the expiration of the first additional term, in each case by giving Lessor notice of exercise of the option to renew not later than 120 days prior to the end of the immediately preceding term; provided, however, that Lessee’s exercise of such renewal options shall not be effective to renew this Lease if any Event of Default, as defined in Section 14.1, exists and is continuing at the time the renewal notice is given or at the commencement of the renewal term. The renewal terms shall be upon the same terms and conditions as are applicable to the initial term, except that the rent shall be as set forth in Section 3.2.

3.    Rent.

3.1 Lessee shall pay Lessor as rent during the first 60 months of the initial term the sum of $2,500.00 per month, the first installment to be paid on or before December 17, 2010 and the remaining 59 installments to be paid serially on the first day of each of the following 59 months in advance.

3.2 The rent for each subsequent 60-month period during the initial and each renewal term shall be the rent for the immediately preceding 60-month period, increased by the percentage by which the Consumer Price Index (the “CPI”, as hereinafter defined) reported for the first month of the applicable subsequent 60-month period is higher than the CPI reported for the first month of the immediately preceding 60-month period.  The “CPI” shall mean the Consumer Price and Index as compiled and published by the Bureau of Labor Statistics of the United States Department of Labor (All items U.S. - CPI-W.  All cities average (1982-1984 = 100)), or the most comparable economic statistics indicator then being published.  If the CPI for the first month of any applicable 60-month period has not been published by the first day of such period, Lessee shall continue to pay the monthly rent that was in effect during the immediately prior 60-month period on a temporary basis until such CPI is published, at which time Lessee shall pay Lessor the difference, if any, between such new rent and the monthly rent Lessee actually paid for each month during such interim period, and Lessee shall thereafter pay the full amount of the new monthly rent on a monthly basis.

4.    Use of Premises.

4.1 Lessee shall use and occupy the Leased Premises for the purpose of a bakery by-products processing plant, and for associated parking, storage, administrative uses, including historical uses made by Lessee on the Leased Premises at Lessee’s discretion (provided Lessee shall not be required to utilize the Leased Premises for such uses), including without limitation, land management for hunting purposes, wildlife management, hunting, farming, company excursions and events, and for other uses as may be desired by Lessee for the operation of its business and for all normal purposes related thereto.  Lessee will not use the Leased Premises for any other purpose without the prior written consent of Lessor, although Lessee may remove any improvements on the Leased Premises at any time and/or cease operations on the Leased Premises as Lessee determines.

4.2 Lessee shall use and occupy the Leased Premises in accordance with applicable laws, and shall not permit any use of the Leased Premises that would (i) constitute waste or a nuisance, (ii) increase Lessor’s risk of loss or damage to the Leased Premises, (iii) increase the premiums for insurance maintained by Lessor on the Leased Premises over those which would apply to the normal commercial use of the Leased Premises without paying the difference caused by any change in use, or (iv) cause a cancellation of any policy of casualty, public liability or other insurance on the Leased Premises by the carrier or carriers then being used.

4.3 Upon the termination of this Lease, Lessee will peacefully and quietly surrender possession of the Leased Premises to Lessor and deliver the Leased Premises, together with all improvements, fixtures and appurtenances, except trade fixtures and equipment removed by Lessee pursuant to Section 5.2, in as good order and condition as when entered upon, except for ordinary wear and tear from normal use and damage by fire or other casualty not caused by Lessee, and natural obsolescence.

4.4 Lessee shall comply promptly with all laws, ordinances, regulations, and orders of all governmental authorities, including, without limitation, those relating to protection of health and the environment and to the treatment, storage, disposal and discharge of hazardous substances and solid waste (as those terms are defined in the applicable laws, rules, regulations and orders), and the requirements of any insurance company or insurance inspection bureau that are applicable to the Leased Premises or to Lessee’s use thereof.

5.    Alterations and Liens.

5.1 Lessee shall have the right to make any alterations, additions or improvements to the Leased Premises as deemed necessary or desirable by Lessee for the use of the Leased Premises as permitted in Section 4 without the prior written consent of Lessor, provided, however, that (i) Lessee shall give not less than 20 days prior written notice to Lessor of the alterations, additions or improvements to be made, and shall allow Lessor the opportunity to file a notice of non-responsibility for the construction thereof.  In addition, Lessee shall obtain builder’s risk insurance for any such construction for the benefit of Lessee and Lessor.  Lessee shall obtain waivers of liens from all contractors upon completion of construction.  Upon termination of this Lease, all additions, alterations or improvements (excluding property which Lessee has the right to remove under Section 5.2) shall become and be Lessor’s property without any obligation of Lessor to compensate or otherwise credit Lessee therefor.  Notwithstanding the foregoing, Lessee shall have the right to demolish any improvements located on the Leased Premises that Lessee deems are not necessary for Lessee’s business operations from time to time, without any obligation of Lessee to compensate or otherwise credit Lessor therefor.  Unless agreed otherwise in writing between the parties, all such alterations, additions and improvements located on the Leased Premises from time to time are and shall remain the property of Lessee for all purposes hereunder during the term of the Lease.

5.2 Lessee shall have the right to install in and on the Leased Premises any trade fixtures, equipment and temporary or nonstructural partitions and facilities which Lessee deems necessary or desirable for the use of the Leased Premises as permitted in Section 4 and to remove the same from time to time during the term of this Lease.  If Lessee fails to remove any of its trade fixtures or equipment within 30 days following the expiration or termination of this Lease, Lessee will be deemed to have conveyed such items to Lessor without any obligation of Lessor for compensation or credit to Lessee for the value thereof; provided, however, that if Lessor elects to remove such items from the Leased Premises within such 30-day period, Lessee shall be responsible and shall promptly pay or reimburse Lessor for the cost of such removal and for all costs of repairing any damage to the Leased Premises caused by such removal.  Upon the termination of this Lease, Lessee will also remove any partitions or other facilities installed by Lessee in the Leased Premises which Lessor requests Lessee to remove.  Such removals by Lessee shall be solely at the expense of Lessee and shall be done in a manner reasonably satisfactory to Lessor, and Lessee shall be responsible and promptly pay or reimburse Lessor for all costs of repairing any damage to the Leased Premises caused by such removals.

5.3 Lessee shall, at its expense, remove any liens filed against the Leased Premises or Lessee’s interest therein in connection with alterations, additions, repairs, maintenance, improvements or other actions by Lessee or with respect to any obligation or liability of Lessee, before the date upon which any such lien would be foreclosable under law.  Lessee may contest any such lien by lawful procedures provided that Lessee shall pay, or cause the removal by bond or otherwise, as permitted by applicable law, such lien before the date upon which any such lien would be foreclosable under law.  In the event Lessee fails to remove any such lien, Lessor, in addition to its remedies under Section 14, may at its sole discretion, remove such lien by paying such amount thereof or by taking such other actions as may be necessary to release such lien, and Lessee shall reimburse Lessor for all costs and expenses incurred by Lessor to remove such lien promptly upon demand by Lessor.

6.    Utilities.  Lessee shall pay when due all charges for gas, electricity and other power, water, sewage, waste removal, telephone and all other utility services used or consumed by Lessee in connection with its use of the Leased Premises.

7.    Maintenance and Repairs.

7.1 Lessee, at its expense, shall maintain all interior and exterior structural and non-structural parts and areas of the Leased Premises in good repair and in operating condition as needed or desired by Lessee for its business, and shall make all necessary structural and nonstructural repairs and replacements thereto, including, without limitation, all roofs, walls, foundations, partitions and windows, all electrical, heating, ventilating, air conditioning, plumbing and other facilities, systems and equipment which are now or hereafter in, on or part of any buildings and other improvements now or hereafter located on the Leased Premises and all grounds, driveways, parking areas and other exterior parts and areas of the Leased Premises.  Lessee shall take such action as is necessary to protect the Leased Premises from damage or premature wear, tear or depreciation caused by its activities so that the Leased Premises shall function normally throughout their normal useful lives.

7.2 In the event Lessee fails to make any repairs or to perform any maintenance required under Section 7.1 within 30 days after Lessor gives Lessee notice requesting the same, Lessor, in addition to its remedies under Section 14, may, at its sole discretion, make such repairs and perform such maintenance for Lessee’s account and at Lessee’s expense, and Lessee shall reimburse Lessor for any and all costs and expenses incurred by Lessor in making such repairs and performing such maintenance promptly upon demand by Lessor.

7.3           Notwithstanding the foregoing, Lessee may, at its option, at any time demolish and/or remove any and all improvements located on the Leased Premises as desired by Lessee for the operation of its business.

8.    Real Estate Taxes and Assessments.  Lessee shall reimburse Lessor for or, at Lessor’s option, pay directly all real estate taxes, assessments and other governmental charges applicable to the Leased Premises during the initial term and, if renewed, the renewal term of this Lease.

9.    Damage or Destruction of Premises.  In the event any building or other improvement on the Leased Premises is destroyed or damaged by fire, explosion or other casualty, except damage or destruction caused by Lessor, Lessee will, at its expense, make such repairs or replacements and do such rebuilding as are necessary to restore the Leased Premises to their former condition and complete such restoration with reasonable diligence; provided, however, that Lessee may, in Lessee’s sole discretion, also elect not to replace any improvements so damaged, and in such event shall remove the debris from the Leased Premises and restore the land.

10.    Insurance.

10.1 Lessee, at its expense, will maintain (i) commercial general liability insurance insuring Lessee and Lessor against liability for injuries to person or property arising out of the occupancy or control of the Leased Premises with minimum limits of $1,000,000 per occurrence; and (ii) standard “all risk” insurance on the Leased Premises insuring Lessor and Lessee as their interests appear and Lessee’s improvements, together with trade fixtures, equipment, inventory and all other personal property of Lessee (“Lessee’s Contents”) in an amount equal to not less than 100% of the replacement cost of the Lessee’s improvements and Lessee’s Contents.

10.2 All policies of insurance required to be maintained by Lessee pursuant to Section 10.1 shall (i) be issued by insurers licensed to issue such policies in the State of Kentucky and reasonably acceptable to Lessor, (ii) in the case of liability insurance, be rated at least A by Best’s Key Rating Guide for Property Liability; and (iii) provide that they may not be cancelled or materially altered without 10 days prior written notice to Lessor.  Prior to occupying the Leased Premises, upon each renewal of insurance and upon Lessor’s reasonable request from time to time, Lessee will furnish Lessor with certificates of such insurance and receipts or other proof of payment of the premiums thereon.

10.3 Lessor will not be liable to Lessee for business interruption or any similar loss or damage occurring on the Leased Premises unless caused by the gross negligence or willful misconduct of Lessor.

10.4 Except as limited in the next sentence, Lessor and Lessee each hereby waives all rights that each of them has or may have under all policies of insurance maintained by each of them covering any part of the Leased Premises or the contents therein, including Lessee’s Contents, to subrogate the insurer to the rights of the insured party to recover from the other party by reason of the payment by the insurer of the insured party’s claim.  Lessor and Lessee will each obtain and maintain throughout the term of the Lease a waiver of such subrogation rights in all such policies of insurance; provided, however, that such waiver of subrogation will not be required of either party with respect to any policy of insurance if such waiver (i) is prohibited under the terms of such policy or (ii) can only be obtained upon payment of an additional premium or upon other conditions and the party to be benefited by such waiver declines to pay such additional premium or to fulfill such other conditions at the benefiting party’s expense.  In the event such waiver of subrogation cannot be obtained, the party not able to obtain such waiver shall promptly notify the other party of such event.

11.    Indemnity.  Except to the extent that Lessee is relieved of liability by waiver of subrogation pursuant to Section 10.4, Lessee will indemnify and defend Lessor and will hold Lessor harmless from and against all claims, demands and damages for injuries to person or property and all other claims, demands, liens, damages, fines or penalties of whatever nature or kind arising out of the use or occupancy of the Leased Premises by or any act or omission of any of Lessee or Lessee’s agents, employees, representatives, invitees, licensees, customers, or anticipated trespassers in or on the Leased Premises, except for injury or damage caused by Lessor’s, negligence or intentional act, or that of any of Lessor’s members, agents, employees, representatives, or invitees.

12.    Lessor’s Right of Entry.  Lessor may enter the Leased Premises (i) at any time upon telephonic notice to Lessee to attend to emergency conditions involving imminent danger to person or property, (ii) upon 3 days advance written notice for purposes related to safety or the preservation or protection of the Leased Premises, (iii) upon 3 days advance written notice for the purpose of inspecting the Leased Premises, to determine the compliance by Lessee with the terms of this Lease, to exhibit the Leased Premises to prospective purchasers, and, if Lessee has not exercised its option to renew this Lease, during the last 4 months of the initial term, or, if Lessee has exercised its option to renew, during the last 4 months of the renewal term of this Lease, to exhibit the Leased Premises to prospective tenants.  Lessor shall schedule any such visits in advance with Lessee so as to allow Lessee to accompany Lessor on such visits, to minimize any disruption of Lessee’s operations, and to schedule such visits outside operating hours as necessary and/or reasonably requested by Lessee.

13.    Restrictions on Assignment and Subletting. Lessee shall not assign this Lease or sublease any part of the Leased Premises without Lessor’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.  Except as provided herein, any assignment or sublease made without Lessor’s prior written consent is void.  Notwithstanding Lessor’s consent thereto, (i) no sublease or assignment shall release Lessee from any of its obligations hereunder, and (ii) no sublessee or assignee shall have any right to further assign its rights or sublease any part of the Leased Premises.  Any transfer, sale or other disposition of ownership interests in Lessee or reorganization of Lessee as a result of which Darling International Inc. no longer has ultimate control of the Lessee, shall be deemed an assignment for purposes of this Section 13.  Notwithstanding the foregoing, Lessee may, without Lessor’s consent but upon not less than 30 days prior written notice to Lessor, assign this Lease, grant possession of the Leased Premises, or sublet all or a portion of the Leased Premises, to (i) any entity which controls, is controlled by or is under common control with Lessee or which results from a merger or consolidation with Lessee (each an “Affiliate”), or (ii) any entity other than an Affiliate which acquires all or substantially all of the Lessee’s business (an “Unrelated Purchaser”).  Upon any such assignment of this Lease to an Affiliate, Lessee shall not be released from its obligations under this Lease and shall remain liable hereunder.  Upon any such assignment of this Lease to an Unrelated Purchaser, Lessee shall be released from all further liabilities and obligations under this Lease arising from and after the date of such assignment provided that (A) such assignee assumes in writing all of Lessee’s obligations hereunder arising from and after the date of such assignment, (B) such assignee has, in Lessor’s reasonable judgment, the reasonably sufficient financial wherewithal to perform Lessee’s obligations under this Lease arising from and after the date of such assignment, (C) Lessee cures any defaults existing under this Lease as of the date of such assignment, and (D) if required by Lessor, Lessor may impose a reasonable and market security deposit to be deposited by any Unrelated Purchaser as a condition to the transfer of this Lease to an Unrelated Purchaser.  For purposes hereof, “control” with respect to any entity (I) means the power to direct the management and policies of such entity, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and (II) shall be present if a party has the direct or indirect power to appoint or have elected more than 50% of the governing body of such entity or has direct or indirect ownership of 50% or more of the voting shares or securities of such entity.  Lessee shall not be released from liability upon any sublease, license or grant of use to any Affiliate or Unrelated Purchaser.  Notwithstanding anything to the contrary contained in this Lease, Lessee shall have the right to grant deeds of trust, mortgages or other conveyances of, or liens or encumbrances against or security interests in, Lessee’s leasehold interest in the Leased Premises and the improvements, and, in connection therewith, Lessor agrees to execute and deliver to the holder of any such security instrument an agreement to provide to such holder written notice of Lessee’s defaults under this Lease and an opportunity to cure such defaults, provided any such holder or its designee has, in Lessor’s reasonable judgment, the reasonably sufficient financial wherewithal to perform Lessee’s obligations under this Lease arising from and after the date of such assignment (and provides any security deposit reasonably required by Lessor), and cures any defaults existing under this Lease as of the date of such assignment.

14.    Events of Default; Remedies.

14.1 Each of the following shall constitute an Event of Default under this Lease:

14.1.1 the rent or any other payment due to Lessor from Lessee hereunder, or any part thereof, remains unpaid for 10 days after written notice is received by Lessee of such nonpayment from Lessor;

14.1.2 Lessee’s interest herein is taken in execution or by other process of law;

14.1.3 Lessee files or has filed against it a petition seeking an order for relief on its behalf as a debtor or seeking reorganization, any receiver or other fiduciary is appointed for the business and property of Lessee and any such filing or appointment is not vacated within 120 days after filing;

14.1.4 Lessee makes an assignment for the benefit of Lessee’s creditors;

14.1.5 Lessee abandons the Leased Premises; or

14.1.6 Lessee fails to cure any other default in the performance or fulfillment of the terms and conditions hereof within 30 days after Lessor gives Lessee notice of such default; provided Lessee shall have a reasonable amount of time to cure such default beyond such 30 days if Lessee commences to cure such default within such 30-day period and thereafter proceed with reasonable diligence and in good faith to cure such default.

14.2 Upon the occurrence of an Event of Default, Lessor may (i) re-enter and repossess the Leased Premises and, without terminating this Lease, relet the Leased Premises or any part of it for the account of Lessor or Lessee and apply any rent collected by Lessor to amounts owed by Lessee to Lessor hereunder; or (ii) terminate this Lease by giving notice of termination to Lessee and re-enter and repossess the Leased Premises, such termination effective upon the giving of notice.  In addition to any remedy granted to Lessor pursuant to this Section 14.2, Lessee shall remain liable to Lessor for all damages and injuries suffered by Lessor as a result of such Event of Default.

14.3 Upon termination of this Lease, Lessee shall have no legal or equitable interest in this Lease or the Leased Premises and shall immediately peacefully and quietly surrender possession of the Leased Premises and remove its personal property as provided in Sections 4.3 and 5.2.

14.4 In addition to the rights provided in Section 14.2, if either party fails to make any payment of rent (as to Lessee) or any other amount due hereunder within 10 days after receipt of demand therefor, the nonpaying party shall pay interest on such amount at a rate equal to 3% per annum in excess of the prime interest rate in effect from time to time as reported in the Wall Street Journal, or the maximum lawful rate, whichever is less, until paid in full.

14.5 If Lessor breaches any covenant to be performed by it under this Lease, Lessee, after notice to and demand upon Lessor, without waiving or releasing any obligation hereunder, and in addition to all other remedies available at law to Lessee, may (but shall be under no obligation at any time thereafter to) make such payment or perform such act for the account and at the expense of Lessor.

15.    INTENTIONALLY DELETED.

16.    Waiver.  No waiver of any breach of any provision of this Lease shall be construed to be a waiver of any succeeding breach of the same provision or a waiver of any prior or subsequent breach of any other provision of this Lease, and the acceptance of rent or other payment by Lessor or Lessee with knowledge of a breach by the other party of any provision hereof shall not be deemed a waiver of such breach.

17.    Hold Over.  If Lessee should hold over in possession after the expiration of the initial lease term or, if renewed, after the expiration of the renewal term, such holding over shall not extend the term or renew the Lease, but, without impairing Lessor’s remedies, shall constitute a tenancy at will upon the same terms and conditions as are set forth hereunder until terminated by Lessor at any time by giving Lessee 30 days prior notice of termination or by Lessee at the end of any month by giving Lessor not less than 30 days prior notice of termination.  The rent for such period of holding over shall be 150% of the rent in effect at the expiration of the Lease term and shall be calculated on a per diem basis for any period of less than a full month.

18.    Mortgages and Subordination.  Lessor shall have the right from time to time during the term of this Lease to make new and/or additional mortgages covering the Leased Premises, and to refinance any mortgage, each of which shall be prior in lien to the Lease and the rights and privileges of Lessee hereunder.  Any such mortgage shall provide that so long as there shall be no Event of Default on the part of Lessee hereunder, no person shall have the power to impair, modify, abrogate, or in any way adversely affect the rights of Lessee to the full enjoyment of the entire term hereof by virtue of the existence of said indebtedness or mortgage, by reason of being the holder or owner of said indebtedness or any part thereof or by reason of any proceeding instituted under or pursuant to said mortgage, including foreclosure.

19.    Condemnation.  If (i) any part of the Leased Premises is taken by or sold under threat of condemnation or eminent domain and (ii) such taking or sale materially and adversely impairs Lessee’s use of the Leased Premises in Lessee’s reasonable determination, Lessee may terminate this Lease as of the date of such taking or sale.  Lessee may make a claim for compensation or award of damages for such taking or sale as to any of its personal property, fixtures and improvements so taken and for its relocation.

20.    Signs.  Lessee may install business signs on the Leased Premises for the purpose of identifying the Leased Premises as Lessee’s place of business and for directional and other normal informational purposes, as permitted by applicable law.  The installation, maintenance, repair and replacement of any such signs shall be the responsibility of Lessee, and Lessee shall be responsible for any damage to person or property caused by the erection, maintenance or removal of such signs.  Upon the termination of this Lease, Lessee shall remove said signs and repair any damage caused by such removal.

21.    Quiet Enjoyment.  Provided there shall be no Event of Default on the part of Lessee that has occurred and is continuing, Lessee shall peaceably and quietly occupy the Leased Premises, during the term hereof without any hindrance, ejection or molestation by Lessor or any other person.

22.    Notices.  All notices required or permitted to be given hereunder shall be in writing and shall be deemed to have been given (i) when personally delivered to a principal or executive officer of the party to whom such notice is directed as provided below, (ii) when sent by electronic facsimile to the fax number listed below, for which the transmitting party has a confirmation or other proof of receipt by the addressee, or (iii) 1 business day after having been delivered to a national overnight delivery service with delivery charges prepaid, or 2 business days after having been deposited in a U.S. Mail depository, postage prepaid, for delivery by certified mail, return, receipt requested, and addressed as follows until such time as either party notifies the other of a change of address:

Lessor:

Martom Properties, LLC
3264 High Ridge Road
Taylor Mill, KY 41015
Attn: Martin W. Griffin
Fax No.: 859-572-2572

Lessee:

Griffin Industries, Inc.
4221 Alexandria Pike
Cold Spring, KY 41076-1897
Attn: Legal Department
Fax No.: 859-572-2572

with a copy to:

Darling International Inc.
251 O’Connor Ridge Boulevard, Suite 300
Irving, Texas 75038
Attn: General Counsel
Fax No.: 972-717-3062

23.    Estoppel Certificates.  At the request of either party, or its mortgagee or secured party, the other party will execute, acknowledge and deliver to the requesting party a certificate in recordable form stating whether (i) this Lease is in full force and effect; (ii) this Lease has been amended in any respect, and in such event, attaching a copy of such amendment; and (iii) any default exists under this Lease to the certifying party’s knowledge, and if so, specifying the nature of such default.

24.    Triple Net Lease.  This Lease is a “triple net” Lease, and except as otherwise specifically provided herein, Lessee shall (i) pay all rent and all other payments and charges required to be made by Lessee hereunder, (ii) pay and be responsible for all costs, expenses, obligations, liabilities and acts necessary to and for the proper use, operation, maintenance, care and occupancy of the Leased Premises, and (iii) perform all of the other obligations and fulfill all of the other covenants and conditions stipulated to be performed and fulfilled by Lessee hereunder without notice or demand and free from any charges, taxes, assessments, claims, damages, expenses, deductions, set-offs, counterclaims, abatements, suspensions or defenses of any kind.

25.    Right of First Offer; Right of First Refusal.

25.1 Lessee shall have a right of first offer to purchase Lessor’s interest in the Leased Premises should Lessor decide to market or offer the Leased Premises for sale.  Lessor shall first offer to sell the Leased Premises to Lessee at Fair Market Value (defined below) by written notice to Lessee.  Lessee shall have 20 days to respond by written notice if Lessee desires to acquire the Leased Premises.  The sale shall be of the land and Lessor’s residual interest in the improvements, free and clear of all monetary debts and obligations, reversions, right of refusal and rights or options to purchase, with no other encumbrances or restrictions on the land or improvements other than those in existence as of the date of this Lease (except for any placed thereon with the consent and approval of Lessee).  Otherwise, the purchase shall be “AS IS, WHERE IS” by special warranty deed, with all faults and without representation as to physical condition including without limitation environmental condition, and subject to all matters of record.  Lessee shall pay for its own title insurance coverage and any due diligence, real estate taxes, closing costs and other items of expense related to the Leased Premises that are Lessee’s obligation to pay hereunder.  “Fair Market Value” means the value of the land at the time of the sale and Lessor’s residual interest in the improvements thereon at the time of the expiration of this Lease.  If Lessor sends notice to Lessee of Lessor’s election to sell the Leased Premises, Lessor shall include in such notice the name of a person selected to act as appraiser on its behalf.  Within 10 days after receipt of such notice, Lessee shall by notice to Lessor appoint a second person as appraiser on its behalf.  The appraisers thus appointed, each of whom must be a member of the American Institute of Real Estate Appraisers (or any successor organization thereto) with at least 5 years’ experience in the State of Kentucky appraising property similar to the Leased Premises, shall, within 40 days after the date of the Lessor’s original notice appointing the first appraiser, proceed to appraise the Leased Premises to determine the Fair Market Value thereof as of the relevant date; provided, however, that if only 1 appraiser shall have been so appointed (and Lessee shall have the right to accept the appointment of Lessor’s appraiser for all purposes hereunder), then the determination of such appraiser shall be final and binding upon the parties.  If 2 appraisers are appointed and if the difference between the amounts so determined does not exceed 5% of the greater of such amounts, then the Fair Market Value shall be an amount equal to 50% of the sum of the amounts so determined.  If the difference between the amounts so determined exceeds 5% of the greater of such amounts, then such 2 appraisers shall have 20 days to appoint a third appraiser.  If no such appraiser shall have been appointed within such 20 days or within 90 days of the original request for a determination of Fair Market Value, whichever is earlier, either Lessor or Lessee may apply to any court having jurisdiction to have such appointment made by such court.  Any appraiser appointed by the original appraisers or by such court shall be instructed to determine the Fair Market Value or Fair Market Rental within 30 days after appointment of such appraiser.  The determination of the appraiser which differs most in the terms of dollar amount from the determinations of the other 2 appraisers shall be excluded, and 50% of the sum of the remaining 2 determinations shall be final and binding upon Lessor and Lessee as the Fair Market Value.  This provision for determining by appraisal shall be specifically enforceable to the extent such remedy is available under applicable law, and any determination hereunder shall be final and binding upon the parties except as otherwise provided by applicable law.  Lessor and Lessee shall each pay the fees and expenses of the appraiser appointed by it and each shall pay one-half of the fees and expenses of the third appraiser and one-half of all other costs and expenses incurred in connection with each appraisal.  If Lessee fails to respond to Lessor’s first notice within 20 days, or if Lessee rejects such offer within such 20 days, then Lessor may proceed to offer, market and sell the Leased Premises, subject to this Lease, to third parties.

25.2 Lessor may sell its interest in the Leased Premises in whole or in part subject to this Lease; provided, however, that such right is subject to Lessor’s grant to Lessee during the term of this Lease (including any renewals or replacements hereof) of an exclusive right of first refusal (the “ROFR”) to purchase the Leased Premises.  In the event Lessor receives an offer to purchase the Leased Premises from any third party which Lessor is willing to accept, Lessor shall first offer to Lessee the right to purchase the Leased Premises for the same consideration and under the same terms and conditions as provided in such offer.  Lessor shall promptly notify, in writing, Lessee of receipt of such offer and provide Lessee a copy of all documents relating to or comprising such offer.  Lessee shall have 30 days to review the offer.  Lessee shall notify Lessor in writing on or before the expiration of such 30 days of Lessee’s election to exercise its ROFR.  In the event Lessee exercises the ROFR, Lessee and Lessor shall enter into a written agreement for the purchase of the Leased Premises by Lessee upon the same terms and conditions contained in the offer.  In the event Lessee fails to respond within such 30-day period to Lessor’s notice, or if Lessee elects to refuse to exercise its ROFR with respect to such offer in writing to Lessor, Lessor may sell the Leased Premises, subject to the terms and conditions of this Lease, to the third party making such offer.  A refusal or failure to exercise its ROFR with respect to any offer will not exhaust or terminate the ROFR granted to Lessee in this Section 25.2, with respect to other offers, whether or not the third party offer to purchase the Leased Premises results in an actual sale of the Leased Premises or not, and any third party purchasing the Leased Premises shall take the Leased Premises subject to all terms and conditions of this Lease and the ROFR granted to Lessee herein and shall submit any offers it may receive from third parties to purchase the Leased Premises thereafter to Lessee as required in this Section 25.2.

26.    General.

26.1 This Lease shall be governed by and construed in accordance with the laws of the Commonwealth of Kentucky.

26.2 This Lease constitutes the entire agreement between the parties and supersedes all prior written and oral negotiations and understandings.

26.3 The captions contained in this Lease are for reference purposes only and shall not be used for, relate to or affect the interpretation of any provision hereof.

26.4 All of Lessor’s rights and remedies hereunder are cumulative and may be exercised separately or concurrently.

26.5 This Lease shall be binding upon and inure to the benefit of the respective successors and assigns of each of the parties hereto; provided, however, that no assignment by Lessee shall vest any rights or interests in the assignee except as provided in Section 13.

26.6 The parties hereto will, at the request of either party, execute a Memorandum of Lease to be recorded at the expense of the requesting party.

27.    Joint Hunting Uses.  Notwithstanding the exclusive provisions of this Lease, the Lessee agrees, subject to the terms of this Section 27, to allow the Lessor to have limited access to the Leased Premises for hunting purposes, as follows:

27.1 All hunting must be during hunting season;

27.2 No-one may hunt who does not have a proper license;

27.3 No hunting may be done within 1000 feet of the Lessee’s plant operations;

27.4 Lessor and Lessee, to the extent permits are limited, shall cooperate in the sharing of permits;

27.5 Lessor must maintain insurance in form and amount reasonably satisfactory to cover Lessor’s hunting uses and that of Lessor’s hunter invitees;

27.6 All hunting shall be scheduled in advance with Lessee to ensure, and no hunting may be done by any person without advance scheduling and approval;

27.7 No hunting shall be done on any day the Leased Premises is being used for Lessee’s company excursions or events;

27.8 All hunters must be identified in advance and Lessor must obtain waivers and releases in form and substance satisfactory to Lessee;

27.9 All hunters must agree to abide by safety rules and hunting restrictions promulgated by Lessee, and Lessee may bar any hunter violating any such rules and restrictions;

27.10 Lessor acknowledges and agrees that Lessor shall use the Leased Premises as permitted hereunder for hunting purposes solely at Lessor’s risk, and Lessor shall indemnify and defend Lessee and will hold Lessee harmless from and against all claims, demands and damages for injuries to person or property and all other claims, demands, liens, damages, fines or penalties of whatever nature or kind arising out of the use or occupancy of the Leased Premises by or any act or omission of any of Lessor or Lessor’s agents, employees, representatives, invitees, licensees, or customers in or on the Leased Premises; and

27.11 Notwithstanding the foregoing, Lessee may stop hunting on the Leased Premises, for reasons in Lessee’s reasonable discretion, including without limitation, if Lessee deems hunting interferes with its operations, poses an unacceptable risk, or increases Lessee’s insurance.

IN WITNESS WHEREOF, Lessor and Lessee have executed this Lease as of the date set forth at the beginning of this Lease.

Witnesses:

/s/ Pamela L. Pretot /s/ Louis F. Solimine	MARTOM PROPERTIES, LLC, a Kentucky limited liability company By: /s/ Martin W. Griffin Name: Title: Member LESSOR
/s/ Pamela L. Pretot /s/ Louis F. Solimine	GRIFFIN INDUSTRIES, INC., a Kentucky corporation By: /s/ Robert A. Griffin Name: Title: LESSEE

COMMONWEALTH OF KENTUCKY )

COUNTY OF CAMPBELL          ) SS

The foregoing instrument was acknowledged by me this 14 day of December, 2010, by Martin Griffin, a member of MARTOM PROPERTIES, LLC, a Kentucky limited liability company, the Lessor in the foregoing Lease, on behalf of said limited liability company.

IN WITNESS WHEREOF I have hereunto set my hand and official seal.

/s/ Margaret Weinel______________________
Notary Public

COMMONWEALTH OF KENTUCKY )

COUNTY OF CAMPBELL          ) SS

The foregoing instrument was acknowledged by me this 14 day of December, 2010, by Robert A. Griffin, the President & Chief Executive Officer of GRIFFIN INDUSTRIES, INC., a Kentucky corporation, the Lessee in the foregoing Lease, on behalf of said corporation.

IN WITNESS WHEREOF I have hereunto set my hand and official seal.

/s/ Margaret Weinel______________________
Notary Public